Exhibit 10.3

[CERUS LETTERHEAD]

December 22, 2008

Howard Ervin

[Home address omitted]

Dear Howard:

As we discussed, this amended and restated letter agreement (the “Agreement”) sets forth the terms and conditions of your continued employment with Cerus Corporation (“Cerus” or the “Company”) as Vice President, Legal Affairs. This Agreement supersedes and replaces the letter agreement dated May 28, 1999, which shall have no further force or effect.

As Vice President, Legal Affairs, you report directly to Claes Glassell, President and Chief Executive Officer of Cerus and you have responsibilities including, but not limited to, those listed on the attached Schedule 1. You work at our facility located in Concord. Of course, Cerus may change your responsibilities and duties and your work location from time to time as it deems necessary, provided that the responsibilities and duties are consistent with the position of Vice President, Legal Affairs and the work location is within the counties of Alameda, Contra Costa or San Francisco.

Your annual base salary is currently $311,531, less standard payroll deductions and withholdings and paid semi-monthly in accordance with the Company’s normal payroll schedule. In addition, you are eligible for the standard Cerus employee benefit plan which includes employer subsidized medical, dental and vision premiums, long term disability, life insurance, a 401(k) plan, and Employee Stock Purchase Plan. The Employee Stock Purchase Plan gives employees an opportunity to obtain an equity position in Cerus Corporation at a favorable price. You should also note that Cerus may modify salaries and benefits from time to time as it deems necessary. You are eligible for 20 days of vacation per year. Finally, you are eligible to participate in Bonus Plan for Senior Management of Cerus (the “Bonus Plan”). Annual bonuses are not guaranteed and such bonuses, if any, are awarded at the sole discretion of the Board based on its assessment of your performance and the Company’s performance with respect to corporate and personal objectives. As provided in the Bonus Plan, you must remain employed through the date the bonus is paid in order to earn and be eligible to receive a bonus; no pro rata or partial bonuses will be provided. The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned, if any.

As a Cerus employee you are expected to abide by company rules and regulations. You are specifically required to sign an acknowledgment that you have read and understand the company rules of conduct included in the Cerus Employee Handbook. You are expected to sign and comply with a proprietary information and nondisclosure agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at Cerus and nondisclosure of proprietary information. Such agreements will not preclude you from providing occasional legal or business advice to third parties, so long as the interests of such third parties in no way conflict with the interests of Cerus and such activity does not interfere with the performance of you responsibilities and duties to Cerus. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday.

In addition to any equity awards you have previously received, you shall be eligible to receive additional equity awards under the Company’s 2008 Equity Incentive Plan and various equity incentive and bonus programs that may be approved from time to time by the Board in its sole discretion.

As an employee you may terminate employment at any time and for any reason whatsoever with notice to Cerus. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Cerus may terminate your employment at any time and for any reason whatsoever, with or without cause (involuntary termination). In the event your employment is terminated by the Company without “Cause” (as defined on Schedule 2) or by you as a “Good Reason Resignation” (and in either case other than as a result of your death or disability), and provided your termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (any such qualifying termination, a “Covered Termination”), and subject to your execution of a fully effective release of claims, Cerus agrees to provide you with a cash severance payment in an aggregate amount equal to nine months of your base salary. See Schedule 2 for the additional terms and conditions of this severance package. A “Good Reason Resignation” means your resignation from all positions you then-hold with the Company following any of the following changes that is not consented to by you in writing: (a) material reduction in your base salary, (b) a material adverse change in your job responsibilities in a manner inconsistent with the position of Vice President, Legal Affairs, (c) a material adverse change in your job location including relocation to a location to outside of the counties stated above or (d) a material adverse change in your line of reporting, including requiring you to report to an officer other than the Chief Executive Officer or Chief Operating Officer of the Company. Notwithstanding the foregoing, a “Good Reason Resignation” shall only occur if: (a) you notify the Company in writing, within sixty (60) days after the occurrence of one of the foregoing events, specifying the event(s) constituting “good reason” and that you intend to terminate your employment no earlier than thirty (30) days after providing such notice; (b) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) you resign from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting “good reason” but failed to do so.

If a Covered Termination occurs immediately prior to, on or within 12 months following a “change of control” (as defined below), and subject to your execution of a fully effective release of claims, then in addition to the severance provided above, any stock options held by you shall, as of the date of the Covered Termination will immediately vest and become exercisable. As used in this agreement, “change of control” means (x) the sale by Cerus of all or substantially all of its assets, or (y) any merger, consolidation or other transaction (or series of related transactions) where the stockholders of Cerus immediately prior to such transaction(s) do not have the collective ability, immediately following such transaction(s), to elect a majority of the directors of Cerus or the surviving corporation, as the case may be.

It is intended that each installment of the severance payments and benefits provided under this Agreement (the “Severance Benefits”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) of the Treasury Regulations. However, if the Company determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on your separation from service, a “specified employee” of the Company (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Severance Benefits shall be delayed so that on the earlier to occur of: (i) the date that is six months and one day after your separation from service and (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

This Agreement, including the Schedules attached hereto, form the entire agreement between the Company and you on these subjects and supersede all our prior written and oral communication with you, including but not limited to the May 28, 1999 letter agreement and can only be modified by written agreement signed by you and Cerus.

Please sign and date this letter, and return it to me by December 22, 2008. We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Claes Glassell

Claes Glassell

President and Chief Executive Officer

Approved and Accepted	/s/ Howard Ervin	Date December 22, 2008
Howard Ervin

Schedule 1

Responsibilities of Vice President, Legal Affairs

Contract Management

Business Negotiations

Strategic Planning and Guidance

•	organization, partnerships, growth, positioning, new opportunities

Leadership and Mentoring

•	play an active leadership role in organization

Trademark and Tradename Development

•	registration, maintenance and prosecution

Public Relations Team Member

•	develop and implement plan to communicate to customers, regulators, patients, payors, hospital administrators

Investor Relations

•	monitor for legal compliance

Corporate Communications Team Member

•	press releases, annual report, fact sheets

Intellectual Property

•	provide oversight to patent and other intellectual property activity

Management of External Legal Support

•	usage, billing and payment, disputes

Market Intelligence

•	monitor activities of competitors and industry trends

Schedule 2

Cerus Corporation

Severance Pay Agreement

Effective on December 22, 2008, I, Howard Ervin, hereby agree to the following terms and conditions with respect to the payment of severance to me by Cerus Corporation (“Cerus” or the “Company”) upon a Covered Termination (all capitalized terms not defined herein have the meaning set forth in the letter to me dated December 22, 2008):

1.	In the event I suffer a Covered Termination, and subject to my delivery to the Company of an executed release and waiver of claims in the form as the Company may require (the “Release”), within the time period set forth therein, but in no event later than forty-five days following my termination, and permitting such Release to become effective in accordance with its terms, then I will receive the following severance benefits, as my sole severance benefits (collectively, the “Severance Benefits”):

a.	nine (9) months of my base salary in effect as of the termination date (ignoring, however, any reduction in my base salary that forms the basis for my Resignation for Good Reason, as applicable), less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates following termination; provided, however, no such payments will be made prior to the effective date of the Release, and on the first regular payroll date following the effective date of the Release, the Company will pay me in a lump sum the amount of the salary continuation I would have otherwise received on and prior to such date but for the delay due to the Release, with the balance paid thereafter on the original schedule.

2.	In the event that I suffer a Covered Termination immediately prior to, on or within 12 months following a “change of control” (as defined above), and subject to my delivery to the Company of an executed Release within the time period set forth therein, but in no event later than forty-five days following my termination, and permitting such Release to become effective in accordance with its terms, then I will receive the Severance Benefits paid in the form of a lump sum on the first regular payroll date following the effective date of the Release.

3.	I understand that Cerus may terminate my employment for “Cause” if, in the reasonable determination of the Company’s Board of Directors, I am convicted of any felony or of any crime involving moral turpitude, or participate in any fraud against the Company, or willfully breach my duties to the Company, or wrongfully disclose any trade secrets or other confidential information of the Company, or maternally breach the proprietary information and nondisclosure agreement between me and the Company. In the event that my employment is terminated For Cause, Cerus shall have no obligation to pay any severance to me.

4.	I understand that for purposes of this Agreement, “Disability” shall mean my inability to perform my duties under this Agreement, even with reasonable accommodation, because I have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when I become disabled, the term “Disability” shall mean my inability to perform my duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated me from satisfactorily performing all of my usual services for the Company, with or without reasonable accommodation, for a period of at least nine (9) consecutive months during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

5.	I understand that other than as set forth in this Severance Pay Agreement, Cerus shall have no obligation to compensate me for anything other than my accrued salary and my accrued and unused vacation time earned through my termination date upon the termination of my employment with the Company.

6.	I understand that nothing in this Severance Pay Agreement assures me of a continuing position with the Company, or in any way changes the Company’s right to terminate my employment at any time and for any reason, with or without advance notice or cause.

/s/ Howard G. Ervin	December 22, 2008
Howard G. Ervin	Date